Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 26, 2017, with respect to the consolidated financial statements of NuCana BioMed Limited included in the Registration Statement (Form F-1) and related Prospectus of NuCana plc dated September 1, 2017.

/s/ Ernst & Young LLP

Edinburgh, United Kingdom

September 1, 2017